Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LINN ENERGY, INC.

It is hereby certified that:

1.    The name of the corporation is Linn Energy, Inc. (the “Corporation”).

2.    The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 14, 2017.

3.    On May 11, 2016, the Corporation and certain of its debtor affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Victoria Division (the “Bankruptcy Court”). On December 12, 2016, the Corporation and certain of its debtor affiliates filed that certain Amended Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and its Debtor Affiliates Other Than Linn Acquisition Company, LLC and Berry Petroleum Company, LLC (as amended and/or supplemented from time to time, the “Plan”), which was confirmed on January 27, 2017 by order of the Bankruptcy Court (the “Order”). The Plan, as confirmed by the Order, provides for the Certificate of Incorporation of the Corporation to be amended and restated, in its entirety, to read as set forth in this Amended and Restated Certificate of Incorporation.

4.    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 241 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Plan, as confirmed by the Order.

5.    This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation designated by the Order in accordance with the provisions of Sections 241 and 303 of the DGCL.

6.    The effective date of this Amended and Restated Certificate of Incorporation shall be the date it is filed with the Secretary of State of the State of Delaware.

7.    The Certificate of Incorporation of the Corporation, as currently in effect, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Linn Energy, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Delaware Corporation Organizers, Inc., 1201 North Market Street, 18th Floor, P.O. Box 1347, Wilmington, County of New Castle, DE 19801. The name of the registered agent of the Corporation at that address is Delaware Corporation Organizers, Inc.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

(1)    Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred million (300,000,000) shares, consisting of two hundred seventy million (270,000,000) shares of Class A Common Stock, par value $0.001 per share (the “Common Stock”), and thirty million (30,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(2)    Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Common Stock are as follows:

(a)    Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder (excluding any shares that constitute Excess Voting Stock (as defined below)). The holders of shares of Common Stock shall not have cumulative voting rights.

(b)    Stock Splits and Reclassifications. The shares of Common Stock shall not be subdivided, consolidated, reclassified, or otherwise changed, unless contemporaneously therewith the Class A Units of Linn Energy Holdco LLC, a Delaware limited liability company that is a direct subsidiary of the Corporation (“Linn Subsidiary LLC”), are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(c)    Exchange. The holders of Class B Units and/or Class A-2 Units of Linn Subsidiary LLC (respectively, the “Class B Units” and the “Class A-2 Units”) shall, to the extent provided in the Linn Subsidiary LLC Agreement (as defined below) and in accordance with the terms and conditions thereof, have the right to convert such Class B Units and/or Class A-2 Units into that number of fully paid and nonassessable shares of Common Stock as determined pursuant to the Linn Subsidiary LLC Agreement. The

Corporation shall at all times when any Class B Units or Class A-2 Units shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Units and Class A-2 Units in accordance with the terms of the Linn Subsidiary LLC Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Class B Units and Class A-2 Units, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Common Stock to such number as shall be sufficient for such purpose. As used herein, “Linn Subsidiary LLC Agreement” means that certain Limited Liability Company Operating Agreement of Linn Subsidiary LLC, dated as of February 28, 2017, by and among the Corporation and the other members of Linn Subsidiary LLC (as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof).

(3)    Preferred Stock.

(a)    The Board of Directors (as defined below) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

(b)    There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

(4)    Limitation on Voting. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, J.P. Morgan Securities LLC (“JPMS”) and its Affiliates (as defined below), collectively, shall not be entitled to vote, directly or indirectly, any shares of Common Stock or other equity securities of the Corporation representing, in the aggregate, greater than 4.99% of the total combined voting power of any class of equity securities of the Corporation entitled to vote on any matter (any shares of Common Stock or other equity securities held by

JPMS and its Affiliates, collectively, in excess of such 4.99% limitation, the “Excess Voting Stock”). For the avoidance of doubt, if JPMS or any of its Affiliates shall transfer any Excess Voting Stock to any other person that is not an Affiliate of JPMS, the limitation set forth in this paragraph shall no longer apply to such Excess Voting Stock. Excess Voting Stock may only be transferred by JPMS or any of its Affiliates: (a) among or between JPMS and its Affiliates; (b) in a widespread public distribution; (c) in transfers in which no transferee (or group of associated transferees) would receive from JPMS and its Affiliates in such sale or transfer two percent (2%) or more of any class of voting securities of the Corporation, which for the avoidance of doubt, does not include the amount of securities already owned by such transferee (together with its Affiliates or group of associated transferees) prior to such transfer; (d) to an underwriter for the purpose of conducting a widespread public distribution of the voting securities of the Corporation; (e) to the Corporation; or (f) to a transferee that would control more than fifty percent (50%) of the voting securities of the Corporation without any transfer of Excess Voting Stock from JPMS or its Affiliates. Shares of Common Stock or other equity securities that constitute Excess Voting Stock, for so long as they constitute Excess Voting Stock, shall not be entitled to vote in any election of directors or any other matter with respect to which stockholders of the Corporation are entitled to vote.

(5)    Non-voting Equity Securities. The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that the foregoing restriction (i) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, (ii) shall not have any further force or effect beyond that required under Section 1123(a)(6), and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

(6)    Preemptive Rights; Certain Definitions.

(a)    The Corporation hereby grants to each stockholder that beneficially owns (including all shares beneficially owned by such stockholder’s Affiliates (as defined below)) at least 2.0% of the total shares of Common Stock outstanding as of the close of business on the record date determined by the Board of Directors (each such stockholder, a “Preemptive Rightsholder”), which record date shall not be more than ten (10) Business Days (as defined below) prior to the Corporation’s delivery of the Issuance Notice (as defined below), the right to purchase up to its pro rata portion (based on the number of shares of Common Stock beneficially owned by such stockholder as of the close of business on the record date, as a percentage of the total number of then-outstanding shares of Common Stock) of any New Equity Securities (as defined below) that the Corporation or any of its subsidiaries proposes to sell or issue at any time and from time to time after the date hereof. The rights of Preemptive Rightsholders to purchase New Equity Securities pursuant to this Section 6 of Article IV (the “Equity Purchase Right”) shall apply at the time of issuance of any right, warrant, or option or convertible or exchangeable security that constitutes a New Equity Security, and not to the subsequent conversion, exchange or exercise of such New Equity Security in accordance with its terms.

(b)    As used herein, the following terms shall have the meanings set forth below:

(i)    “Affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment manager or investment advisor to which is such person or its Affiliate). For purposes of this definition, (a) the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise and (b) the term “person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(ii)    “Arm’s Length Terms” shall mean, with respect to any agreement or transaction, that the terms thereof are at least as favorable to the Corporation (or any subsidiary) as could reasonably be obtained from an independent third party (including with respect to prevailing market terms and pricing provisions).

(iii)     “beneficially own” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(iv)    “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the State of Texas or the State of New York are authorized or required by law to close for business.

(v)    “New Equity Securities” means any and all (i) shares of Common Stock or other equity securities of the Corporation, (ii) equity securities of any subsidiary of the Corporation, (iii) securities exchangeable into, or convertible or exercisable for, shares of securities of the type specified in clause (i) and (ii), and (iv) options, warrants or other rights to acquire securities of the type specified in clause (i) and (ii), in each case other than as issued (A) to employees, officers, directors or consultants pursuant to any equity-based compensation or incentive plans approved by the Board of Directors or included in the Corporation’s plan of reorganization confirmed by the United States Bankruptcy Court for the Southern District of Texas, Victoria Division, and securities issued upon exercise or conversion of such options, warrants, convertible securities or other rights, (B) in connection with a stock split, payment of dividends or any similar recapitalization, reclassification, distribution, exchange or readjustment of shares approved by the Board of Directors, (C) as consideration in any business combination, consolidation, merger or acquisition transaction or joint venture involving the Corporation or any of its subsidiaries, (D) as a bona fide equity kicker to one or more persons to whom the Corporation or any of its subsidiaries is becoming indebted in connection with the incurrence of such indebtedness approved by the Board of Directors so long as none of such persons are Affiliates of the Corporation or of any stockholder that beneficially owns (including all shares beneficially owned by such stockholder’s Affiliates) at least

5.0% of the outstanding shares of Common Stock and such indebtedness is on Arm’s Length Terms, and (E) to the Corporation or a direct or indirect wholly-owned subsidiary of the Corporation.

(c)    The Corporation shall give the Preemptive Rightsholders written notice of any proposed issuance or sale of New Equity Securities that is subject to the Equity Purchase Right, at least ten (10) Business Days prior to the proposed issuance or sale. Such notice (an “Issuance Notice”) shall set forth the material terms and conditions of the proposed transaction, including the proposed manner of issuance or sale, a description of the New Equity Securities, the total number of New Equity Securities proposed to be issued or sold, the proposed issuance or sale date, the proposed purchase price per share, including a reasonable description of any non-cash consideration, and (if known) the name and address of the proposed purchaser of the New Equity Securities.

(d)    At any time during the ten (10) Business Days following receipt of an Issuance Notice, each Preemptive Rightsholder shall have the right, but not the obligation, to irrevocably elect, by written notice to the Corporation, to purchase its pro rata portion of the New Equity Securities at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice (except that to the extent the purchase price includes non-cash consideration, a Preemptive Rightsholder shall pay the cash equivalent thereof as reasonably determined by the Board of Directors and specified in the Issuance Notice); provided, however, that no Preemptive Rightsholder shall be obligated (or permitted without the Corporation’s consent) to purchase any New Equity Securities pursuant to this Section 6 of Article IV unless all required regulatory approvals, if any, applicable to such purchase have been obtained. Except as provided in the next sentence, the purchase of New Equity Securities by electing Preemptive Rightsholders shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of the purchase of New Equity Securities by any electing Preemptive Rightsholder may be extended beyond the closing of the transaction described in the Issuance Notice, to the extent necessary to (i) obtain required approvals of governmental authorities and other required approvals which such Preemptive Rightsholder shall be diligently pursuing in good faith (and the Corporation shall use its commercially reasonable efforts to obtain any approvals required to be obtained by it) and (ii) permit the Preemptive Rightsholder to complete its internal capital call process following receipt of the Issuance Notice; provided further, however, that the approval of the Board of Directors shall be required to extend any such closing beyond the date that is thirty (30) days after delivery of the applicable Issuance Notice. Notwithstanding anything to the contrary contained herein, in the event that the closing of any purchase of New Equity Securities by any Preemptive Rightsholder is extended pursuant to this paragraph, such extension shall not preclude the consummation of the issuance or sale of the remaining New Equity Securities described in the Issuance Notice from occurring prior to such closing.

(e)    To the extent that one or more Preemptive Rightsholders do not fully and timely exercise their Equity Purchase Rights, in accordance with the terms and conditions set forth in this Section 6 of Article IV, with respect to all of the New Equity Securities described in the applicable Issuance Notice, the Corporation (or its applicable subsidiary)

shall be free to consummate the proposed issuance or sale of all or any portion of the remaining New Equity Securities, on terms no less favorable to the Corporation than those set forth in the Issuance Notice; provided, that (i) such issuance or sale is closed within ninety (90) days after the date the related Issuance Notice was given, and (ii) the price at which the New Equity Securities are transferred must be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Corporation (or its applicable subsidiary) has not sold such New Equity Securities within such 90-day period, the Corporation (or its applicable subsidiary) shall not thereafter issue or sell any New Equity Securities without first again offering such securities to the Stockholders entitled to preemptive rights in the manner provided in this Section 6 of Article IV.

(f)    The rights and obligations set forth in this Section 6 of Article IV shall automatically terminate upon, and shall cease to have any force or effect following, the earlier of (i) the date the Common Stock is listed on a national securities exchange in the United States (a “Listing”) or (ii) the consummation of the first public offering and sale of Common Stock (other than on Forms S-4 or S-8 or their equivalent), pursuant to an effective registration statement under the Securities Act (an “IPO”).

Notwithstanding anything to the contrary contained herein, the Corporation and/or any of its subsidiaries may issue or sell New Equity Securities to any purchaser (an “Accelerated Buyer”) without first complying with the provisions of this Section 6 of Article IV if the Board of Directors determines in good faith that it is in the best interests of the Corporation to consummate such issuance or sale without having first complied with such provisions; provided, that in connection with any such issuance or sale, the Corporation shall give the Preemptive Rightsholders written notice of such issuance or sale as promptly as practicable, which notice (an “Accelerated Sale Notice”) shall describe in reasonable detail (a) the material terms and conditions of the issuance or sale of the New Equity Securities to the Accelerated Buyer, including the number or amount and description of the New Equity Securities issued, the issuance or sale date, the purchase price per share (including a reasonable description of any non-cash consideration), and the name and address of the Accelerated Buyer and (b) the rights of the Preemptive Rightsholders to purchase New Equity Securities, pursuant to this paragraph, in connection with such issuance or sale. In the event of any such issuance or sale of New Equity Securities to an Accelerated Buyer, each Preemptive Rightsholder shall have the right, at any time during the ten (10) Business Days following receipt of the Accelerated Sale Notice, to elect to purchase New Equity Securities in an amount equal to all or any part of its pro rata portion (based upon the number of shares of Common Stock beneficially owned by such Preemptive Rightsholder as of the close of business on the record date as a percentage of the total number of shares of Common Stock then outstanding) of the New Equity Securities issued to the Accelerated Buyer, by delivering written notice of such election to the Corporation, whereupon the Corporation shall give effect to such exercise by either (i) requiring that the Accelerated Buyer sell down a portion of its New Equity Securities, or (ii) issuing additional New Equity Securities to such Preemptive Rightsholder, or a combination of (i) and (ii), so long as such action effectively provides such Preemptive Rightsholder with the same opportunity to maintain its ownership percentage of the total number of shares of Common Stock outstanding following the issuance or sale to such Preemptive Rightsholder it would have received had this paragraph not been utilized.

(7)    Tag-Along Right.

(a)    If at any time prior to the earlier of a Listing or the consummation of an IPO, any one or more stockholders (collectively, the “Tag-Along Seller”) propose to Transfer (as defined below) shares of Common Stock outside of the open market that constitute more than thirty percent (30%) of the total shares of Common Stock then outstanding to one or more non-Affiliate purchasers in any transaction or series of related transactions (a “Tag-Along Transfer”), then each other stockholder that beneficially owns (including all shares beneficially owned by such stockholder’s Affiliates) at least 2.0% of the total shares of Common Stock outstanding (collectively the “Tag-Along Offerees”) shall have the right to exercise tag-along rights in accordance with the terms and conditions set forth in this Section 7 of Article IV (any such stockholder exercising such rights, a “Tagging Stockholder”). As used herein, “Transfer” means any direct or indirect, voluntary or involuntary, sale, transfer, assignment, encumbrance or other disposition by operation of law or otherwise. The rights and obligations set forth in this Section 7 of Article IV shall automatically terminate upon, and shall cease to have any force or effect following, the earlier of (i) a Listing or (ii) the consummation of an IPO.

(b)    The Tag-Along Seller shall promptly give notice (a “Tag-Along Notice”) to the Company at least twenty (20) Business Days prior to consummation of the proposed Tag-Along Transfer, setting forth the number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller, the name and address of the proposed transferee, the proposed purchase price for each such share of Common Stock (the “Tag-Along Per Share Consideration”), and any other material terms and conditions of the Tag-Along Transfer, and the Company shall promptly (and in no event more than one Business Day after its receipt of such notice) deliver a copy of the Tag-Along Notice to each Tag-Along Offeree; it being understood that such Tag-Along Notice may be given after the terms of the Tag-Along Transfer have been finalized and does not accord the Tagging Stockholder with any rights to information as to the Transfer not required to be included in the Tag-Along Notice. Each Tag-Along Offeree shall have a period of ten (10) Business Days from the date of the Tag-Along Notice within which to elect to sell up to its Tag-Along Pro Rata Portion of shares of Common Stock at a price per share equal to the Tag-Along Per Share Consideration in connection with such Tag-Along Transfer. Any Tag-Along Offeree may exercise such right by delivery of an irrevocable written notice to the Tag-Along Seller specifying the number of shares of Common Stock such Tag-Along Offeree desires to include in the Tag-Along Transfer. Unless the proposed Transferee agrees to purchase all the shares of Common Stock proposed to be Transferred by the Tag-Along Seller and the Tagging Stockholders, then the total number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller and Tagging Stockholders in such Tag-Along Transfer shall be reduced by recalculating the allocation set forth in this paragraph assuming such smaller number of shares is to be Transferred. The Tag-Along Seller shall have a period of one hundred and twenty (120) calendar days following the expiration of the ten (10) Business Day period referred to above to consummate the Tag-Along Transfer, on the payment terms specified in the Tag-Along Notice. As used herein, “Tag-Along Pro Rata Portion” means a number of shares of Common Stock determined by multiplying (i) the number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller in connection with the Tag-Along Transfer by (ii) a fraction, the numerator of which is the number of shares of Common Stock held by the applicable Tag-Along Offeree and the denominator of which is the aggregate number of shares of Common Stock held by the Tag-Along Seller and all of the Tag-Along Offerees electing to participate in the Tag-Along Transfer.

(c)    Each Tagging Stockholder shall agree (i) to make the same representations and warranties to the Transferee with respect to itself and related items as the Tag-Along Sellers make with respect to themselves and related items in connection with the Tag-Along Transfer, (ii) to the same covenants, indemnities and agreements with respect to itself and related items as agreed by the Tag-Along Sellers with respect to themselves and related items in connection with the Tag-Along Transfer, and (iii) to the same terms and conditions to the Transfer of shares of Common Stock as the Tag-Along Sellers agree. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by each Tagging Stockholder and each Tag-Along Seller severally and not jointly.

ARTICLE V

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL.

ARTICLE VI

CORPORATE GOVERNANCE

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)    The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation then in effect, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the DGCL, this Certificate of Incorporation, and the bylaws of the Corporation.

(b)    The directors of the Corporation need not be stockholders of the Corporation, and need not be elected by written ballot unless the bylaws of the Corporation so provide.

(c)    Special meetings of the stockholders, other than those required by statute, may be called at any time as set forth in the bylaws of the Corporation, and may be called upon the written request to the Secretary by one or more stockholders holding, in the aggregate, at least a majority of the voting power of the shares entitled to vote in the election of directors of the Corporation. Any such written request shall specify the time of such meeting and the general nature of the business proposed to be transacted and shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation, and the Secretary shall, promptly following his or her receipt of such request, cause notice of such meeting to be given in accordance with the bylaws of the Corporation to each of the stockholders entitled to vote at such meeting.

(d)    An annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VII

BOARD OF DIRECTORS

(1)    The Board of Directors shall consist of one or more directors, and shall initially be comprised of seven directors, including the individual serving as Chief Executive Officer of the Company from time to time (the “CEO Director”). The initial members of the Board of Directors shall be comprised of Mark E. Ellis as the initial CEO Director, David B. Rottino as the director designated by the Company pursuant to the Plan, and the following five individuals:    Evan Lederman, Matthew Bonanno, Kevin Mahony, Andy Taylor and Phil Brown. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. At each annual meeting of stockholders, (i) directors shall be elected for a term of office to expire at the succeeding annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal; and (ii) directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. Vacancies on the Board of Directors may also be filled in the manner provided in the bylaws of the Corporation.

(2)    Notwithstanding anything contained in this Certificate of Incorporation or the bylaws of the Corporation, the first annual meeting of stockholders shall not occur prior to February 28, 2018 (the date of such annual meeting, the “First Election”), and at all times prior to the First Election, (a) the total number of authorized directorships that comprise the Whole Board (as defined below) shall be seven and (b) no director may be removed, with or without cause, without the affirmative vote or written consent of the holders of at least seventy-five percent

(75%) of the voting power of the shares entitled to vote generally in the election of directors of the Corporation; provided, however, that in the event the Board of Directors approves a Listing or an IPO prior to the First Election, the restrictions set forth in clauses (a) and (b) of this sentence shall cease to apply to the extent the Board of Directors determines is necessary to allow the Board of Directors to be constituted to meet the applicable independence requirements. After the First Election, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that comprise the Whole Board (as defined below) shall be fixed from time to time exclusively by the Board of Directors as provided in the bylaws of the Corporation. As used herein, “Whole Board” shall mean, at any given time, the total number of directorships then authorized, whether or not any vacancies exist with respect to such directorships.

(3)    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

(4)    Except as otherwise required by applicable law and as provided above prior to the First Election, and subject to the rights of the holders of any series of Preferred Stock then outstanding, any one or more of the directors may be removed from office, with or without cause, by the affirmative vote or written consent of holders of a majority of the voting power of the shares entitled to vote generally in the election of directors of the Corporation, voting together as a single class.

ARTICLE VIII

BYLAW AMENDMENTS

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation, provided, that any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors (a) shall require the approval of a majority of the Whole Board and (b) shall be subject to such additional restrictions (which may include, without limitation, majority or supermajority stockholder approval to amend or repeal specifically enumerated provisions), if any, as are set forth in the bylaws of the Corporation as in effect at such time. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors of the Corporation, voting together as a single class, provided, that any such adoption, amendment or repeal shall be subject to such additional restrictions (which may include, without limitation, supermajority stockholder approval to amend or repeal specifically enumerated provisions) if any, as are set forth in the bylaws of the Corporation as in effect at such time.

ARTICLE IX

SECTION 203 OF THE DGCL

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

LIMITATION ON DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director of the Corporation to the company or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(1)    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, employee, agent or trustee of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, manager, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended from time to time (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith, and that indemnification shall continue as to a Covered Person who has ceased to be a director, officer, manager, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except as provided in Section 4 of this Article XI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a proceeding (or part thereof) initiated by that Covered Person, only if that proceeding (or part thereof) was authorized by the Board of Directors.

(2)    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this Article XI, a Covered Person shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or an officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Section 2 of this Article XI or otherwise. No Covered Person will be required to post any bond or provide any other security with respect to any such undertaking.

(3)    Primary Indemnitor. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph.

(4)    Right of Claimant to Bring Suit. If a claim under this Article XI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. It shall be a defense to any suit brought by a Covered Person to enforce a right to indemnification hereunder (other than a suit brought to enforce a claim for advancement of expenses where the required undertaking, if any, has been tendered to the Corporation) that the Covered Person has failed to meet any applicable standard of conduct for indemnification set forth in the DGCL, but the burden of proving such defense shall be on the Corporation. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is permissible in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit). In any suit brought by a Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

(5)    Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article XI shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, any provision of this Certificate of Incorporation, the bylaws of the Corporation, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors or otherwise.

(6)    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, manager, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against that expense, liability or loss under Delaware law.

(7)    Expenses as a Witness. To the extent any Covered Peron is by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, employee, agent or trustee of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

(8)    Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(9)    Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article (including, without limitation, each such portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(10)    Nature of Rights; Amendments to this Article. The rights conferred upon Covered Person in this Article XI shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, manager, employee, agent or trustee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any repeal, amendment or modification of this Article XI or any of the provisions hereof that adversely affects any right of a Covered Person or its successors hereunder shall be prospective only and shall not limit, eliminate, impair or otherwise adversely affect any rights to indemnification and to the advancement of expenses of a Covered Person with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such repeal, amendment or modification.

ARTICLE XII

BUSINESS OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Corporation and any Dual Role Person (as defined below), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to any Dual Role Person, even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries or Affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this paragraph. Neither the alteration, amendment or repeal of this paragraph, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this paragraph in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this paragraph, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this paragraph shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this paragraph (including, without limitation, each portion of any paragraph of this paragraph containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this paragraph (including, without limitation, each such portion of any paragraph of this paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This paragraph shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the bylaws of the Corporation, or applicable law. As used herein, “Dual Role Person” shall mean any individual who is a director of the Corporation and is otherwise an employee, officer or a director of a stockholder.

ARTICLE XIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder of the Corporation (including a beneficial owner of stock) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIV

AMENDMENTS

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, and the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal any provisions of this Article XIV, Sections 6 or 7 of Article IV, Section 3 of Article XI, or any of Articles VIII or XII.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed as of February 28, 2017.

LINN ENERGY, INC.

/s/ Candice J. Wells
Name:	Candice J. Wells
Title:	Senior Vice President, General Counsel and Corporate Secretary